Item 77M - DWS Massachusetts Tax-Free
Fund - DWS State Tax-Free Trust


On August 1, 2011 (the "Effective Date"), DWS
Massachusetts Tax-Free Fund (the "Predecessor
Fund"), a series of DWS State Tax-Free Trust, a
Massachusetts business trust (Registration Nos.
002-84021 and 811-03749), was reorganized
into DWS Massachusetts Tax-Free Fund (the
"Acquiring Fund"), a corresponding newly created "shell" series of DWS State Tax-Free
Income Series, a Massachusetts business trust
(Registration Nos. 002-81549 and 811-03657).
On the Effective Date, all of the assets and liabilities of the Predecessor Fund were transferred to the Acquiring Fund. With the exception of the differing trust of which it is a series, the Acquiring Fund is substantially similar to its corresponding Predecessor Fund.

All financial and other relevant information for the Predecessor Fund for the six-month period ended September 30, 2011 is reported on the Form N-SAR filed by the Acquiring Fund for the same period.





 For internal use only
 For internal use only

 For internal use only